Exhibit 99.1

DURECT Announces Pricing of Public Offering of Common Stock

CUPERTINO, CA, December 6, 2012 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today announced the pricing of an underwritten public offering of 14 million shares of its common stock, offered at a price of $0.90 per share to the public. The gross proceeds to DURECT from this offering are expected to be approximately $12.6 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by DURECT. All of the shares in the offering are to be sold by DURECT. The offering is expected to close on or about December 11, 2012, subject to the satisfaction of customary closing conditions.

Stifel Nicolaus Weisel is acting as sole book-running manager for the proposed offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the final prospectus supplement may also be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2500.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies are designed to enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs.

NOTE: POSIDUR™, TRANSDUR®, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:         DURECT Corporation

CONTACT:      Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936